Exhibit 3.1


                           FOURTH AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               PLIANT CORPORATION


     Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), the following are the Fourth Amended and Restated Articles of Incorporation of Pliant Corporation, a Utah corporation (the "CORPORATION"):

                                   ARTICLE I

                                      NAME

     The name of the Corporation is Pliant Corporation.

                                   ARTICLE II

                               PURPOSES AND POWERS

     The Corporation is organized to engage in any and all lawful acts, activities, and/or pursuits for which corporations may presently or hereafter be organized under the URBCA.

     The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 16-10a-302 of the URBCA. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

                                  ARTICLE III

                                AUTHORIZED SHARES

3.1  GENERAL.

     The Corporation is authorized to issue two classes of shares, and the total number of shares of all classes that the Corporation is authorized to issue is Ten Million Two Hundred Thousand (10,200,000) shares. The capitalized terms used in this Article III have the meanings specified in context or in Section 3.4 below. The number of authorized shares and the designation, preferences, limitations and relative rights of each class of shares of the Corporation are as set forth in the further provisions of this Article III.

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3.2  COMMON STOCK.

     (a) NUMBER, DESIGNATION AND PAR VALUE. The Corporation is authorized to issue Ten Million (10,000,000) shares designated as "Common Stock" (the "COMMON STOCK"). The Common Stock shall have no par value.

     (b) VOTING. All voting rights of the Corporation, subject to any preferences or rights that may be granted to the holders of the Preferred Stock, shall be exercised by the holders of the Common Stock. Each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted upon by the holders of the Common Stock.

     (c) NET ASSETS. The holders of the Common Stock, subject to any preferences or rights that may be granted to the holders of the Preferred Stock, shall be entitled to receive the net assets of the Corporation upon the dissolution of the Corporation.

     (d) PAYMENT. All issued shares the Common Stock shall be fully paid and nonassessable.

3.3  PREFERRED STOCK.

     (a) NUMBER, DESIGNATION AND PAR VALUE. The Corporation is authorized to issue Two Hundred Thousand (200,000) shares designated as "Preferred Stock" (the "PREFERRED STOCK"). The Preferred Stock shall have no par value.

     (b) SERIES A PREFERRED STOCK. The Corporation shall have a series of Preferred Stock that shall consist of One Hundred and Sixty-Seven Thousand (167,000) shares of Preferred Stock and shall be designated as "Series A Cumulative Exchangeable Redeemable Preferred Stock" (the "SERIES A PREFERRED STOCK"). The preferences, limitations and relative rights of the Series A Preferred Stock are as follows:

          (i) DIVIDENDS.

               (A) The Corporation shall accrue dividends on each share of Series A Preferred Stock at a rate per annum equal to the Series A Dividend Rate on the Series A Liquidation Amount from time to time for such share. Dividends shall accrue on a daily basis regardless of whether they have been declared and whether there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends on the Series A Preferred Stock for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends on the Series A Preferred Stock that accrue during any Series A Dividend Period and that remain unpaid on the Series A Dividend Date on which such Series A Dividend Period ends shall cumulate and shall be added to the Series A Liquidation Amount for such share as of such Series A Dividend Date.

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               (B)  Dividends on the Series A Preferred  Stock (when,  as and if declared by the Board, out of funds legally available therefor) shall be payable in cash on each Series A Dividend Date.

               (C) Dividends payable on the Series A Preferred Stock on any Series A Dividend Date pursuant to SECTION 3.3(B)(I)(B) shall be paid to the Series A Holders as they appear on the stock records of the Corporation on such date (the "SERIES A RECORD DATE") as shall be fixed by the Board, which Series A Record Date shall not be more than 60 days prior to the applicable Series A Dividend Date and shall not precede the date upon which the resolution fixing such Series A Record Date is adopted. All payments due under this SECTION 3.3(B)(I) to any Series A Holder shall be made to the nearest cent.

               (D) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, and whether in cash, securities or other property, pay or declare or set apart for payment any dividend or make any other distribution or other payment on or with respect to any Junior Security (other than dividends or distributions paid solely in additional shares of such Junior Security) or redeem, repurchase or otherwise acquire any Junior Security unless the Corporation has paid, or at the same time pays, all dividends on the Series A Preferred Stock accrued and unpaid since the Original Issuance Date; PROVIDED, HOWEVER, that nothing in this
          SECTION 3.3(B)(I)(D) shall prohibit any repurchase of Junior Securities that is otherwise permitted under Section 4.04(b)(vi) of the New Notes Indenture as in effect on the date hereof.

               (E) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends on the Series A Preferred Stock accrued and unpaid since the Original Issuance Date, such payment shall be made ratably among the Series A Holders based upon the number of shares of Series A Preferred Stock then held by each Series A Holder.

          (ii) LIQUIDATION. Upon a Liquidation, after payment or provision for payment in cash or cash equivalents of the debts and other liabilities of the Corporation and the satisfaction of the obligations of the Corporation to the Series B Holders pursuant to Section 3.3(c)(i) below, if any, the Series A Holders shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series A Preferred Stock, an amount equal to the Series A Liquidation Amount (whether or not there are assets of the Corporation available for the payment of dividends) of such share plus an amount equal to all accrued and unpaid dividends thereon from the last Series A Dividend Date to the date fixed for such Liquidation before any distribution shall be made to the holders of Junior Securities. If, upon any Liquidation, after payment or the provision for payment in cash or cash equivalents of the debts and other liabilities of the Corporation and the satisfaction of the obligations of the Corporation to the Series B Holders pursuant to Section 3.3(c)(i) below, if any, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A Holders the full Series A Liquidation Amount and all such accrued and unpaid dividends to which they shall be entitled, the Series A Holders shall share in any distribution of assets PRO RATA in accordance with the total Series A Liquidation Amount and all such accrued and unpaid dividends that each such Series A Holder would have received had there been such sufficient assets. After payment of the full Series A Liquidation Amount and all such accrued and unpaid dividends to the Series A Holders, the Series A Holders shall not, in their capacity as Series A Holders, be entitled to any further participation in any further distribution of assets by the Corporation.

          (iii) MANDATORY REDEMPTION.

               (A) Subject to the Corporation having funds legally available for such purpose, the Corporation shall redeem all shares of the Series A Preferred Stock then outstanding on the Mandatory Redemption Date. The per share redemption price at which shares of the Series A Preferred Stock shall be redeemed pursuant to this SECTION 3.3(B)(III) shall be an amount in cash equal to the sum of (x) the Series A Liquidation Amount plus (y) an amount equal to all accrued and unpaid dividends thereon from the last Series A Dividend Date to the Mandatory Redemption Date (the "MANDATORY REDEMPTION PRICE"). If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock shall be insufficient to permit the payment of the Mandatory Redemption Price required to be paid pursuant to this
          SECTION 3.3(B)(III), then the Corporation shall redeem shares of Series A Preferred Stock from the Series A Holders out of funds legally available therefor ratably based upon the number of shares of Series A Preferred Stock that each Series A Holder holds, and the Corporation shall redeem the unredeemed shares of Series A Preferred Stock as soon as practicable after the Corporation has funds legally available therefor.

               (B) On and after the Mandatory Redemption Date (unless default shall be made by the Corporation in the payment of the Mandatory Redemption Price, in which event such rights shall be exercisable until such default is cured), to the extent permitted by applicable law (x) dividends shall cease to accrue with respect to such shares,
          (y) all other rights with respect to the Series A Preferred Stock, except the right to receive the Mandatory Redemption Price, shall cease and terminate, and (z) such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

               (C) At any time on or after the Mandatory Redemption Date, the Series A Holders shall be entitled to receive the Mandatory Redemption Price in cash, by certified or official bank check or wire transfer, upon actual delivery to the Corporation or its agent of the certificates representing shares of Series A Preferred Stock.

          (iv) REDEMPTION UPON A CHANGE OF CONTROL.

               (A) Not less than ten (10) days and not more than sixty (60) days prior to the proposed Change of Control Payment Date in connection with the Change of Control Offer referred to below, the Corporation shall mail, in accordance with SECTION 3.3(B)(IV)(B), an offer to redeem the then outstanding shares of Series A Preferred Stock at a redemption price per share in cash equal to 103% of the sum of (x) the Series A Liquidation Amount plus (y) an amount equal to all accrued and unpaid dividends thereon from the last Series A Dividend Date to the Change of Control Payment Date (the "CHANGE OF CONTROL REDEMPTION PRICE") in accordance with the procedures set forth in this SECTION 3.3(B)(IV) (the "CHANGE OF CONTROL OFFER"); PROVIDED that the Series A Holders shall not be entitled to a Change of Control Offer or the payment of the Change of Control Redemption Price until, to the extent necessary, the requirements of SECTION 3.3(B)(IV)(E) have been satisfied. The Corporation shall not consummate a Change of Control until all the requirements of this SECTION 3.3(B)(IV), including without limitation the requirements of SECTION 3.3(B)(IV)(E), have been satisfied. The Corporation shall cause all holders of shares of its capital stock or other voting securities that acquire such shares of capital stock or other voting securities at a time when the Stockholders' Agreement is in effect to enter into an agreement substantially equivalent to Section 5.4 of the Stockholders' Agreement or otherwise reasonably satisfactory to the Requisite Series A Holders not to effect a Change of Control until all such requirements have been satisfied. Notwithstanding anything in this SECTION 3.3(B)(IV) to the contrary, if the Corporation delivers written notice to the Series A Holders that it intends to consummate an optional redemption pursuant to SECTION 3.3(B)(V), the Corporation shall not be required to make a Change of Control Offer pursuant to this SECTION 3.3(B)(IV) for any shares of Series A Preferred Stock actually redeemed pursuant to such optional redemption. No Change of Control Offer shall be considered a redemption under SECTION 3.3(B)(V). Any Change of Control Offer made prior to the consummation of the related Change of Control may be made contingent upon such consummation.

               (B) Within the period set forth in SECTION 3.3(B)(IV)(A), the Corporation shall send by first-class mail, postage prepaid, to each Series A Holder, at the address for such Series A Holder appearing in the register maintained by or on behalf of the Corporation, a notice (a "CHANGE OF CONTROL OFFER NOTICE") stating:

                    (1) that a Change of Control Offer is being made pursuant to this SECTION 3.3(B)(IV) and that, subject to the obligation of the Corporation to make payments to the Series B Holders pursuant to SECTION 3.3(C)(I) below, if any, all shares of Series A Preferred Stock validly tendered will be accepted for redemption;

                    (2) the Change of Control Redemption Price and the Change of
               Control Payment Date;

                    (3) that Series A Holders  accepting the offer to have their
               Series A Preferred Stock redeemed pursuant to a Change of Control Offer shall surrender their certificates representing Series A Preferred Stock to the Corporation at the address specified in the Change of Control Offer Notice prior to the close of business on the business day immediately preceding the Change of Control Payment Date;

                    (4) that  Series A Holders  shall be  entitled  to  withdraw their acceptance of the Change in Control Offer if the Corporation receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Series A Holder, the number of shares of Series A Preferred Stock delivered for redemption, and a statement that such Series A Holder is withdrawing his, her or its election to have such Series A Preferred Stock redeemed;

                    (5) that,  on and after the Change of Control  Payment  Date
               (unless the Corporation defaults in the payment of the Change of Control Redemption Price for any shares of Series A Preferred Stock validly tendered pursuant to the Change of Control Offer), to the extent permitted by applicable law, (x) dividends shall cease to accrue with respect to such shares, (y) all other rights with respect to such shares, except the right to receive the Change of Control Redemption Price, shall cease and terminate, and (z) such shares shall no longer be deemed to be outstanding as of the Change of Control Payment Date;

                    (6) that Series A Holders whose shares of Series A Preferred
               Stock are being redeemed only in part will be issued new certificates representing the number of shares of Series A Preferred Stock equal to the unredeemed portion of the certificates surrendered; and

                    (7) any other  procedures that a Series A Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

               (C) The Corporation will comply with any securities laws and regulations to the extent such laws and regulations are applicable to the redemption of the Series A Preferred Stock in connection with a Change of Control Offer. Without limiting the foregoing, in the event that a Change of Control occurs and the Series A Holders exercise their right to require the Corporation to redeem Series A Preferred Stock pursuant to this SECTION 3.3(B)(IV), if such redemption constitutes a "tender offer" for purposes of

          Rule 14e-1 under the Exchange Act at that time, the Corporation will comply with the requirements of Rule 14e-1 as then in effect with respect to such redemption.

               (D) On the Change of Control Payment Date, the Corporation shall, to the extent lawful and subject to the obligation of the Corporation to make payments to the Series B Holders pursuant to SECTION 3.3(C)(I) below, if any, (i) accept for redemption the number of shares of Series A Preferred Stock validly tendered pursuant to the Change of Control Offer and (ii) promptly mail to each Series A Holder of shares so accepted the Change of Control Redemption Price therefor and execute and issue a new Series A Preferred Stock certificate representing the number of shares of Series A Preferred Stock equal to any unredeemed shares of Series A Preferred Stock represented by a certificate so surrendered. On and after the Change of Control Payment Date (unless the Corporation defaults in the payment of the Change of Control Redemption Price for any shares of Series A Preferred Stock validly tendered pursuant to the Change of Control Offer), to the extent permitted by applicable law (x) dividends shall cease to accrue with respect to such shares, (y) all other rights with respect to such shares, except for the right to receive payment of the Change of Control Redemption Price, shall cease and terminate, and (z) such shares shall no longer be deemed to be outstanding as of the Change of Control Payment Date.

               (E) If the provisions of any agreement or instrument governing any Indebtedness of the Corporation would prohibit the Corporation from making a Change of Control Offer or paying the Change of Control Redemption Price (including any limitations on dividends or distributions), or if immediately after consummating the Change of Control Offer or giving effect to the payment of the Change of Control Redemption Price, a default or event of default under any such agreement or instrument would be caused thereby, then, prior to the mailing of the Change of Control Offer Notice to Series A Holders pursuant to SECTION 3.3(B)(IV)(B), the Corporation shall, to the extent required to permit the redemption of Series A Preferred Stock pursuant to this SECTION 3.3(B)(IV), (i) obtain the consent of the requisite holders of such Indebtedness to permit the consummation of the Change of Control Offer or (ii) refinance all such Indebtedness outstanding with the proceeds of other Indebtedness or equity securities that permit the consummation of the Change of Control Offer.

               (F) (i) If the Corporation has issued any outstanding Preferred Stock (other than the Series A Preferred Stock or Series B Preferred Stock), and the Corporation is required to make a redemption or repurchase offer or to make a distribution with respect to such other Preferred Stock in the event of a Change of Control, the Corporation shall not consummate any such offer or distribution with respect to such other Preferred Stock until such time as the Corporation shall have paid the Change of Control Redemption Price in full to the Series A Holders that have validly accepted the Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to such Series A Holders and (ii) the Corporation shall not issue any such other Preferred Stock with change of control provisions requiring the redemption or repurchase of such Preferred Stock, or the making of distributions thereon, on a basis senior to, or on parity with, the redemption of the Series A Preferred Stock in the event of a Change of Control.

               (G) The Corporation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes such Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this SECTION 3.3(B)(IV); PROVIDED, HOWEVER, that, if the Change of Control shall be consummated, the Corporation shall be liable to the Series A Holders for any default by such third party to pay the Change of Control Offer Price and otherwise consummate the Change of Control Offer. In the absence of the consummation of a Change of Control Offer by a third party pursuant to this SECTION 3.3(B)(IV)(G), nothing in this SECTION 3.3(B)(IV)(G) shall relieve or be deemed to relieve the Corporation from its obligations to consummate a Change of Control Offer pursuant to the provisions of this SECTION 3.3(B)(IV).

          (v) REDEMPTION AT OPTION OF THE CORPORATION.

               (A) The Corporation shall have the right but not the obligation, at its sole option, to redeem, out of funds legally available therefor, all or any portion of the shares of Series A Preferred Stock then outstanding, at an amount per share equal to the applicable Optional Redemption Price set forth below:

                    (1) from the Original  Issuance Date to, but not  including, the third anniversary of the Original Issuance Date, the Optional Redemption Price shall be an amount in cash equal to the higher of (A) the Make Whole Redemption Price and (B) 115% of the sum of
               (x) the Series A Liquidation Amount determined as of the Optional Redemption Date plus (y) an amount equal to all accrued and unpaid dividends on a share of Series A Preferred Stock from the Series A Dividend Date immediately preceding the Optional Redemption Date to, but not including, the Optional Redemption Date;

                    (2) on or  after  the  third  anniversary  of  the  Original
               Issuance Date to, but not including, the fourth anniversary of the Original Issuance Date, the Optional Redemption Price shall be an amount in cash equal to 107% of the sum of (x) the Series A Liquidation Amount determined as of the Optional Redemption Date plus (y) an amount equal to all accrued and unpaid dividends on a share of Series A Preferred Stock from the Series A Dividend Date immediately preceding the Optional Redemption Date to, but not including, the Optional Redemption Date;

                    (3) on or  after  the  fourth  anniversary  of the  Original
               Issuance Date to, but not including, the fifth anniversary of the Original

               Issuance Date, the Optional Redemption Price shall be an amount equal to 103% of the sum of (x) the Series A Liquidation Amount determined as of the Optional Redemption Date plus (y) an amount in cash equal to all accrued and unpaid dividends on a share of Series A Preferred Stock from the Series A Dividend Date immediately preceding the Optional Redemption Date to, but not including, the Optional Redemption Date; and

                    (4) on or  after  the  fifth  anniversary  of  the  Original
               Issuance Date, the Optional Redemption Price shall be an amount equal to 100% of the sum of (x) the Series A Liquidation Amount determined as of the Optional Redemption Date plus (y) an amount in cash equal to all accrued and unpaid dividends on a share of Series A Preferred Stock from the Series A Dividend Date immediately preceding the Optional Redemption Date to but not including the Optional Redemption Date.

               (B) If the Corporation redeems less than all of the outstanding shares of Series A Preferred Stock pursuant to this SECTION 3.3(B)(V), the Corporation shall redeem shares of Series A Preferred Stock from the Series A Holders out of funds legally available therefor ratably (or as close thereto as possible in order to permit the redemption of whole shares) based on the number of shares of Series A Preferred Stock that each Series A Holder holds.

               (C) On and after any Optional Redemption Date (unless default shall be made by the Corporation in the payment of the Optional Redemption Price payable on such date, in which event such rights shall be exercisable until such default is cured), to the extent permitted by applicable law (x) dividends shall cease to accrue with respect to the shares of Series A Preferred Stock to be redeemed, (y) all other rights with respect to such shares, except the right to receive the Optional Redemption Price, shall cease and terminate, and
          (z) such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares shall have been received by the Corporation.

               (D) Any communication or notice relating to redemption delivered pursuant to this SECTION 3.3(B)(V) shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the Series A Holders, at their respective addresses as the same shall appear on the books of the Corporation, or to the Corporation at the address of its principal or registered office, as the case may be.

               (E) At any time on or after any Optional Redemption Date, the Series A Holders of shares of Series A Preferred Stock to be redeemed in accordance with this SECTION 3.3(B)(V) shall be entitled to receive the Optional Redemption Price in cash, by certified or official bank check or wire transfer, upon actual delivery to the Corporation or its agent of the certificates representing the shares to be redeemed.

          (vi) VOTING RIGHTS.

               (A) The Series A Holders, except as otherwise required under Utah law or as set forth in this SECTION 3.3(B)(VI), shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

               (B) The Corporation shall not, without first obtaining the affirmative written consent or approval of the Requisite Series A
          Holders:

                    (1) in any manner  authorize,  create,  designate,  issue or sell any class or series of capital stock of the Corporation (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, rank senior to, or on a parity with, the Series A Preferred Stock (it being understood that the Corporation shall be entitled to incur
               Indebtedness and issue warrants to acquire Common Stock in connection with any such incurrence of Indebtedness); or

                    (2) increase the number of shares of Series A Preferred Stock that the Corporation is authorized to issue; or

                    (3) in any manner  alter or change the terms,  designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock in any manner adverse to the Series A Holders; or

                    (4) reclassify the shares of any class or series of capital stock of the Corporation into shares of any class or series of capital stock ranking, as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, on a basis that is senior to, or on parity with, such Series A Preferred Stock; or

                    (5) amend, alter or repeal any of the provisions of (A) these Amended and Restated Articles (B) the Bylaws of the Corporation (as amended or restated), if such amendment, alteration or repeal would have a material adverse effect on the rights, preferences or privileges of the Series A Holders; PROVIDED, HOWEVER that the affirmative written consent or approval of the Series A Holders holding not less than 90% of the then outstanding shares of Series A Preferred Stock shall be required for any amendment, alteration or repeal of these Amended and Restated Articles that would (i) reduce the amount of Series A Preferred Stock whose Holders must consent to an amendment, alteration or repeal,
               (ii) reduce the Series A Dividend Rate, (iii) reduce the Series A Liquidation Amount, (iv) extend the Mandatory Redemption Date,
               (v) reduce any Optional Redemption Price or change the time when any Optional Redemption Price would be payable, (vi) amend, in a manner adverse to the Series A Holders, the definition of the term "Change of Control," eliminate the requirement that the Corporation (subject to the limitations set forth in SECTION 3.3(B)(IV)(E)) make a Change of Control Offer, reduce the Change of Control Redemption Price or extend by more than 90 days the Change of Control Payment Date or (vii) make any payment on the Series A Preferred Stock payable in money other than that stated in these Amended and Restated Articles.

          (vii) EXCHANGE.

               (A) REQUIREMENTS. On any business day the Corporation may elect to exchange all, but (except as provided in clause (B) of SECTION 3.3(B)(VII)(B)(4)) not less than all, of the then outstanding shares of Series A Preferred Stock for Exchange Notes (the "EXCHANGE"); PROVIDED, HOWEVER, that the Exchange may be made only if on the Exchange Date, (i) the Exchange would be permitted under restrictions contained in agreements and instruments governing Indebtedness; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to the Exchange, no default or event of default under the Exchange Indenture would be caused thereby; and
          (iv) the Exchange Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of the Exchange. In the Exchange, the Corporation shall issue $1.00 principal amount of Exchange Notes in exchange for each $1.00 of Original Cost of the shares of Series A Preferred Stock then outstanding and $1.00 principal amount of Exchange Notes in exchange for each $1.00 of accrued and unpaid dividends from the Original Issuance Date on each such share of Series A Preferred Stock; PROVIDED, HOWEVER, that the Corporation shall have the right, at its option, to pay any such accrued and unpaid dividends on all shares of Series A Preferred Stock in cash in lieu of issuing an Exchange Note for such accrued and unpaid dividends. Exchange Notes shall be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible. To the extent necessary, Exchange Notes shall be issued in principal amounts less than $1,000; PROVIDED, HOWEVER, that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Note that would otherwise not be an integral multiple of $1,000 in lieu of delivering an Exchange Note in a denomination other than an integral multiple of $1,000.

               (B) PROCEDURE FOR EXCHANGE.

                    (1) Not less than ten (10) days and not more than sixty (60)
               days prior to the date fixed for the Exchange, written notice (the "EXCHANGE NOTICE") shall be mailed by the Corporation by first-class mail, postage prepaid, to each Series A Holder of record on the Series A Dividend Date immediately preceding such date at such Series A Holder's address as the same appears on the stock register maintained by the Corporation (or any transfer agent); PROVIDED, HOWEVER, that neither any failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of shares of Series A Preferred Stock for Exchange Notes. The Exchange Notice shall state:

                         (a) the Exchange Date;

                         (b) that the  Series A Holder  is to  surrender  to the
                    Corporation, in the manner and at the place or places designated, his, her or its certificate(s) representing all his, her or its shares of Series A Preferred Stock to be exchanged;

                         (c) that  dividends on the shares of Series A Preferred
                    Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange on the Exchange Date unless the Corporation shall default in the delivery of the Exchange Notes; and

                         (d) that  interest on the  Exchange  Notes shall accrue
                    from the Exchange Date whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange on the Exchange Date.

                    (2) On or before the  Exchange  Date,  each  Series A Holder shall surrender the certificates representing his, her or its shares of Series A Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Indenture and the Exchange Notes to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for the shares of Series A Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation for Exchange Notes in accordance with SECTION 3.3(B)(VII)(A). The Corporation shall pay interest on the Exchange Notes at the rate and on the dates specified therein from the Exchange Date.

                    (3) If the Exchange Notice has been mailed as aforesaid, and if before the Exchange Date specified in the Exchange Notice all Exchange Notes necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Exchange Indenture with irrevocable instructions to authenticate the Exchange Notes necessary for the Exchange, then, to the extent permitted by applicable law, the rights of the Series A Holders as holders of shares of Series A Preferred Stock shall cease (except the right to receive Exchange Notes, and, if the Corporation so elects, the right to receive an amount in cash equal to the amount of accrued and unpaid dividends on such Series A Preferred Stock from the Original Issuance Date through the Exchange Date and, if the Corporation so elects, the right to receive cash in lieu of any Exchange Note not an integral multiple of $1,000). To the extent permitted by applicable law, the Person or Persons entitled to receive the Exchange Notes issuable upon the Exchange shall be treated for all purposes as the registered holder or holders of such Exchange Notes as of the Exchange Date.

                    (4) NO EXCHANGE IN CERTAIN CASES. Notwithstanding the foregoing provisions of this SECTION 3.3(B)(VII), (A) the Corporation shall not be entitled or required to exchange shares of Series A Preferred Stock for Exchange Notes if the Exchange, or any term or provision of the Exchange Indenture or the Exchange Notes, or the performance of the Corporation's obligations under the Exchange Indenture or the Exchange Notes, would violate applicable law or any agreement or instrument then binding on the Corporation, including agreements and instruments governing Indebtedness, or if, at the time of the Exchange, the Corporation is insolvent or it would be rendered insolvent by the Exchange and (B) no Series A Holder shall be obligated to exchange the shares of Series A Preferred Stock held by such Series A Holder in the Exchange, unless such Series A Holder has consented in writing to the Exchange.

          (viii) EVENTS OF NON-COMPLIANCE.

               (A)  Subject to SECTION  3.3(B)(VIII)(B),  each of the  following
          shall  constitute   non-compliance   hereunder  (each,  an  "EVENT  OF
          NON-COMPLIANCE"):

                    (1) the  Corporation  fails to pay, in cash, on any Series A
               Dividend Date that is the last day of a Series A Dividend Period that commenced on or after the fifth anniversary of the Original Issuance Date, all accrued dividends since the previous Series A Dividend Date (regardless of whether such dividends are
               prohibited  by   restrictions
               contained in any agreement or instrument governing Indebtedness, whether such dividends have been declared by the Board or whether the Corporation has legally available funds for the payment of such dividends);

                    (2) the Corporation shall fail to comply with the provisions of SECTION 3.3(B)(I)(D) or of Section 7.4 of the Purchase Agreement;

                    (3) the  Corporation  shall  fail to  comply  with any other covenant contained in the Purchase Agreement or these Amended and Restated Articles and such failure continues for forty-five (45) days after notice thereof has been delivered to the Corporation by any Series A Holder;

                    (4) the Corporation or any Significant  Subsidiary shall (A)
               voluntarily commence any proceeding, or file any petition seeking relief, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law,
               (B) consent to the institution of, or fail to controvert in a timely manner, any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) fail generally to pay its debts as they become due or (G) take any formal corporate or stockholder action in furtherance of any of the foregoing;

                    (5) an  involuntary  proceeding  shall  be  commenced  or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Corporation or any Significant Subsidiary, or of any substantial part of its property or assets, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (C) the winding-up or liquidation of any such Person, and such proceeding or petition shall continue unstayed and in effect for a period of sixty (60) consecutive days; or

                    (6) the  Corporation  fails to redeem  all the shares of the
               Series A Preferred Stock on or prior to the Mandatory Redemption Date.

               (B) Upon the occurrence and during the  continuation  of an Event of Non-Compliance, the Series A Dividend Rate shall increase automatically from 14% per annum to 16% per annum, but no Series A Holder shall have, as a result of such Event of Non-Compliance, any right to require the redemption of the Series A Preferred Stock prior to the Mandatory Redemption Date. The foregoing increase in the Series A Dividend Rate and the right to specific performance of obligations (other than obligations requiring cash payments prior to the Mandatory Redemption Date) shall be the exclusive remedies for the Events of Noncompliance set forth in SECTIONS 3.3(B)(VIII)(A)(1), (2) AND (3).

          (ix)  REISSUANCE  OF  SERIES A  PREFERRED  STOCK.  Shares  of Series A
     Preferred Stock that have been issued and reacquired in any manner, including without limitation shares purchased, redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Utah) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; PROVIDED, HOWEVER, that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

     (c) SERIES B REDEEMABLE PREFERRED STOCK. The Corporation shall have a series of Preferred Stock that shall consist of 720 shares of Preferred Stock and shall be designated as "Series B Redeemable Preferred Stock" (the "SERIES B PREFERRED STOCK"). The preferences, limitations and relative rights of the Series B Preferred Stock are as follows:

          (i) MANDATORY REDEMPTION.

               (A) Subject to the Corporation having funds legally available for such purpose, the Corporation shall redeem all shares of the Series B Preferred Stock then outstanding on the date (the "SERIES B MANDATORY REDEMPTION DATE") immediately following the consummation of the first Liquidation Event occurring after September 24, 2004 (the "SERIES B MANDATORY REDEMPTION"). The per share redemption price at which the Series B Preferred Stock shall be redeemed pursuant to this SECTION 3.3(C)(I) shall be an amount in cash equal to the product of (x) the Series B Liquidation Multiple and (y) the Net Proceeds resulting from the first event constituting a Liquidation Event, if any (the "SERIES B MANDATORY REDEMPTION PRICE").

               (B) If (x) the funds of the Corporation legally available for the Series B Mandatory Redemption shall be insufficient to permit the payment of the Series B Mandatory Redemption Price required to be paid pursuant to this SECTION 3.3(C)(I) after giving effect to the Liquidation Event, or (y) the payment of the Series B Mandatory Redemption Price is prohibited by, or would result in or cause a default or an event of default under, any of the agreements governing any Series B Indebtedness (the "SERIES B INDEBTEDNESS AGREEMENTS"), then consummation of the Liquidation Event (other than an involuntary liquidation, dissolution or liquidation winding up of the affairs of the Corporation) shall be prohibited and the Series B Holders shall have no right to require the redemption of any shares of Series B Preferred Stock until (I) in the case of clause (x), the Corporation has sufficient funds legally available to permit the payment of the

          Series B Mandatory  Redemption  Price, in full and (II) in the case of
          clause  (y),  the  provisions  of  SECTION   3.3(C)(II)(C)  have  been
          satisfied in full.

               (C) On and after the Series B Mandatory Redemption Date (unless a default shall be made by the Corporation in the payment of the Series B Mandatory Redemption Price, in which event such rights shall be exercisable until such default is cured), to the extent permitted by applicable law (x) all rights with respect to the Series B Preferred Stock, except the right (subject to SECTION 3.3(C)(I)(D) below) to receive the Series B Mandatory Redemption Price shall cease and terminate, and (y) such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

               (D) At any time on or after the Series B Mandatory Redemption Date, the Series B Holders shall be entitled to receive the Series B Mandatory Redemption Price in cash, by certified or official bank check or wire transfer, upon actual delivery to the Corporation or its agent of the certificates representing shares of Series B Preferred Stock; PROVIDED, HOWEVER, that (i) the Corporation shall not consummate a Series B Mandatory Redemption until all the requirements of this SECTION 3.3(C), including without limitation the requirements of SECTION 3.3(C)(II)(C), have been satisfied and (ii) until the requirements of SECTION 3.3(C)(II)(C) have been satisfied, the Series B Holders shall have no right to require the redemption of any shares of Series B Preferred Stock upon the consummation of any Liquidation Event.

               (E) Any portion of the Series B Mandatory Redemption Price not delivered to the Series B Holders as a result of a deferral of payment of any Net Proceeds by reason of any escrow or holdback obligation, or otherwise, shall be delivered to the Series B Holders pro rata in accordance with the payments of the Series B Mandatory Redemption Price promptly upon release of any such Net Proceeds to the Corporation's stockholders.

               (F) Subject to SECTION 3(C)(II)(E) AND (F), the Board shall make all determinations, calculations and interpretations hereunder and determine whether a Liquidation Event has occurred.

          (ii) PROCEDURES FOR MANDATORY REDEMPTION.

               (A) Not less than ten (10) days and not more than sixty (60) days prior to the date of the consummation of a Liquidation Event in connection with the Series B Mandatory Redemption referred to above, the Corporation shall send by first-class mail, postage prepaid, to each Series B Holder, at the address for such Series B Holder appearing in the register maintained by or on behalf of the Corporation, a notice (a "SERIES B MANDATORY REDEMPTION NOTICE") stating:

                    (1) that the Board has determined  that a Liquidation  Event is to be consummated and that all shares of Series B Preferred Stock are subject to mandatory redemption;

                    (2) the details of the Liquidation Event;

                    (3) the Series B Mandatory Redemption Price and the Series B
               Mandatory Redemption Date;

                    (4) that,  on and after the  Series B  Mandatory  Redemption
               Date (unless the Corporation defaults in the payment of the Series B Mandatory Redemption Price for any shares of Series B Preferred Stock validly tendered or unless the requirements of
               SECTION 3.3(C)(II)(C) are not satisfied by the Series B Mandatory Redemption Date), to the extent permitted by applicable law, all rights with respect to such shares of Series B Preferred Stock, except the right to receive the Series B Mandatory Redemption Price, shall cease and terminate and such shares shall no longer be deemed to be outstanding as of the Series B Mandatory Redemption Date;

                    (5) that Series B Holders whose shares of Series B Preferred
               Stock are being redeemed only in part will be issued new certificates representing the number of shares of Series B Preferred Stock equal to the unredeemed portion of the certificates surrendered, if any; and

                    (6) any other  procedures that a Series B Holder must follow in connection with the Series B Mandatory Redemption.

               (B) On the Series B Mandatory Redemption Date, the Corporation shall, to the extent lawful and the extent permitted by the terms (or any waiver of the terms) of the Series B Indebtedness, (i) accept for redemption the number of shares of Series B Preferred Stock validly tendered and (ii) promptly mail to each Series B Holder of shares so accepted the Series B Mandatory Redemption Price therefor and execute and issue a new Series B Preferred Stock certificate representing the number of shares of Series B Preferred Stock equal to any unredeemed shares of Series B Preferred Stock represented by a certificate so surrendered, if any.

               (C) If the  provisions  of any  Series B  Indebtedness  Agreement would prohibit the Corporation from making a Series B Mandatory Redemption or paying the Series B Mandatory Redemption Price
          (including any limitations on dividends or distributions), or if immediately after consummating the Series B Mandatory Redemption or giving effect to the payment of the Series B Mandatory Redemption
          Price, a default or event of default under any such agreement or instrument would be caused thereby, as a condition to the consummation of a Liquidation Event and the redemption of any shares of Series

          B Preferred Stock upon the consummation of any Liquidation Event, the Corporation shall, to the extent required to permit the redemption of Series B Preferred Stock pursuant to this SECTION 3.3(C)(I), (i) obtain the consent of the requisite holders of such Series B
          Indebtedness to permit the consummation of the Series B Mandatory Redemption by the Corporation, (ii) refinance all such Series B Indebtedness outstanding with the proceeds of other Series B Indebtedness or equity securities that permit or do not prohibit the consummation of the Series B Mandatory Redemption by the Corporation or (iii) otherwise comply with the terms of such Series B Indebtedness required to permit the consummation of the Series B Mandatory Redemption by the Corporation, including, without limitation, compliance with the Senior Facility and the Indenture Covenants. The Corporation shall not consummate a Liquidation Event unless the conditions contained in this Section 3.3(c)(ii)(C) are satisfied or waived by the Requisite Series B Holders.

               (D) (i) If the Corporation has issued any outstanding Preferred Stock (other than the Series A Preferred Stock or Series B Preferred Stock), and the Corporation is required to make a redemption or repurchase offer or to make a distribution with respect to such other Preferred Stock in the event of a Liquidation Event, the Corporation shall not consummate any such offer or distribution with respect to such other Preferred Stock until such time as the Corporation shall have paid the Series B Mandatory Redemption Price in full to the Series B Holders and shall otherwise have consummated the Series B Mandatory Redemption and (ii) the Corporation shall not issue any such other Preferred Stock with change of control provisions requiring the redemption or repurchase of such Preferred Stock, or the making of distributions thereon, on a basis senior to, or on parity with, the Series B Mandatory Redemption.

               (E) If the Requisite Series B Holders dispute (the "DISPUTED ITEMS") the determination by the Board of the cash value of any non-cash Applicable Net Proceeds or the fair market value of any assets to be distributed to stockholders of the Corporation in connection with any determination of Aggregate Distributions, the Requisite Series B Holders may (within ten (10) days following receipt of notice of such determination) notify the Corporation of such dispute in writing (the "DISPUTE NOTICE"). If the Requisite Series B Holders deliver the Dispute Notice in a timely manner, then, within a further period of twenty (20) days following receipt of the Dispute Notice by the Corporation, the Requisite Series B Holders and the Corporation will attempt to resolve in good faith any disputed items and reach a written agreement with respect thereto. Failing such resolution, each of the Corporation and the Requisite Series B Holders shall submit the unresolved disputed items to an appraiser (the "APPRAISER") jointly selected by the Corporation and the Requisite Series B Holders. If the Requisite Series B Holders and the Corporation cannot agree upon a mutually acceptable Appraiser then the Appraiser shall be one of the "big four" national accounting firms or four nationally recognized investment banking firms (two designated by the

          Corporation and two by the Requisite Series B Holders) selected by lot; PROVIDED, HOWEVER, that the Appraiser selected shall not have had any material prior business relationship with the Corporation or the Series B Holders. The fees and expenses of the Appraiser shall be paid by the Corporation. The Appraiser's determination of the Disputed Items shall be (a) in writing, (b) furnished to the Corporation and the Series B Holders as soon as practicable after the items in dispute have been referred to the Appraiser and (c) made in accordance with the terms hereof. If the Appraiser's determination of the cash value or fair market value of the Disputed Items exceeds the Board's determination of the Disputed Items by more than five percent, then the final determination hereunder of the Disputed Items shall be the amount calculated by the Appraiser; otherwise the Board's determination of the cash value or the fair market value of the Disputed Items shall constitute the final determination hereunder. The final determinations of the cash value or fair market value of the Disputed Items, whether by the Appraiser or the Board, as applicable, shall be non-appealable and incontestable by the Corporation and the Series B Holders and each of their respective affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. For purposes of this Paragraph (E) and Paragraph (F) below, the "Board" shall not include any Series B Holder.

               (F) In the event of any dispute between the Requisite Series B Holders and the Corporation regarding any determination, calculation or interpretation hereunder, any determination by the Board shall be subject to de novo review by any forum deciding the disputed issue; PROVIDED, HOWEVER, that such de novo review shall not otherwise change or shift the burden of proof in connection with any dispute resolution proceeding (including the appraisal proceedings described in Paragraph
          (E) above).

          (iii) DIVIDENDS.

               (A) Upon (x) a  redemption  by the  Corporation  of any shares of
          Series A Preferred Stock pursuant to SECTION 3.3(B)(III), (IV) or (V) (a "SERIES A REDEMPTION EVENT") or (y) a repayment or prepayment by the Corporation of the principal of any Exchange Notes (an "EXCHANGE NOTE PAYMENT EVENT") then, on the date of each such Series A Redemption Event and/or Exchange Note Payment Event (in each case other than a Series A Redemption Event or Exchange Note Payment Event that constitutes a Liquidation Event), the Series B Holders shall be entitled to receive for each share of Series B Preferred Stock, a cash dividend equal to the product of (x) the Series B Liquidation Multiple and (y) the aggregate amount paid by the Corporation to the Series A Holders pursuant to such Series A Redemption Event and/or Exchange Note Payment Event. The Corporation shall not consummate a Series A Redemption Event or Exchange Note Payment Event unless (x) after giving effect to such transaction the Corporation has sufficient funds legally available to pay the dividends required by this paragraph in full and (y) prior thereto or simultaneously therewith the Board has declared the dividend required by this paragraph in full, and set aside funds sufficient to pay such dividend in full. Notwithstanding the foregoing, the Corporation shall not make any dividend pursuant to this SECTION 3.3(C)(III)(A), and no Series B Holder shall have any right to require the payment of any dividend pursuant to this SECTION 3.3(C)(III)(A), unless the requirements of SECTION 3.3(C)(III)(C) have been satisfied.

               (B) Upon a Qualified Public Offering, and immediately prior to the automatic conversion of the Series B Preferred Stock pursuant to
          Section 3.3(c)(iv) below, the Series B Holders shall be entitled to receive for each share of Series B Preferred Stock, a cash dividend equal to the product of (x) the Series B Liquidation Multiple and (y) the Aggregate Distributions made prior to, or substantially simultaneously with, such Qualified Public Offering. Notwithstanding the foregoing, the Corporation shall not make any dividend pursuant to this SECTION 3.3(C)(III)(B), and no Series B Holder shall have any right to require the payment of any dividend pursuant to this SECTION 3.3(C)(III)(B), unless the requirements of SECTION 3.3(C)(III)(C) have been satisfied.

               (C) If the provisions of any Series B Indebtedness Agreement would prohibit the Corporation from declaring or paying the dividends required to be paid pursuant to SECTION 3.3(C)(III)(A) OR (B), or if immediately after paying or declaring such dividend, a default or event of default under any such agreement or instrument would be caused thereby, then prior to the consummation of the applicable Series A Redemption Event or Exchange Note Payment Event or Qualified Public Offering, the Corporation shall, to the extent required to permit the payment of such dividend in full, (i) obtain the consent of the requisite holders of such Series B Indebtedness to permit the payment of such dividend in full, (ii) refinance all such Series B Indebtedness outstanding with the proceeds of other Series B Indebtedness or equity securities that permit or do not prohibit the payment of such dividend or (iii) otherwise comply with the terms of such Series B Indebtedness required to permit the payment of such dividend in full.

          (iv) AUTOMATIC CONVERSION. Upon the consummation of a Qualified Public Offering, each share of Series B Preferred Stock then outstanding shall, by virtue of and simultaneously with such occurrence, be deemed automatically converted into that number of fully paid and nonassessable shares of the class of common equity security issued by the Corporation and outstanding immediately following the consummation of such Qualified Public Offering equal to the product of (x) the Series B Liquidation Multiple and (y) the total number of shares of such class of equity security outstanding, (assuming the exercise of all outstanding options, warrants and rights to purchase equity securities (including any non-equity securities which are convertible into equity securities) and the conversion of all outstanding non-equity securities which are convertible into equity securities), immediately following the consummation of the Qualified Public Offering.

          (v) MECHANICS OF AUTOMATIC CONVERSION. As promptly as practicable after the consummation of the Qualified Public Offering and delivery to the Corporation of the certificate or certificates of Series B Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to, or upon the written order of, each Series B Holder, to the place designated by such Series B Holder, a certificate or certificates for the number of shares of each class of equity security to which such Series B Holder is entitled as provided in Section 3.3(c)(iv) above. The Person in whose name the certificate or certificates such equity securities are to be issued shall be deemed to have become a stockholder of record on the date of the consummation of the Qualified Public Offering and on such date the Series B Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

          (vi) RIGHTS, GENERALLY AND VOTING RIGHTS.

               (A) Except for those rights and privileges specifically conferred to the Series B Holders under this Amended and Restated Articles of Incorporation, the Series B Holders do not have any rights, privileges, preferences, or powers with respect to the Series B Preferred Stock whether by created by law, contract or otherwise.

               (B) The Series B Holders (a) shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required under Utah law or as set forth in this SECTION 3.3(B)(VI)(C), and (b) pursuant to Section 16-10a-1004(5) of the URBCA, hereby waive any right individually or as a separate class to vote on the matters set forth in Section 16-10a-1004 of the URBCA.

               (C) The Corporation may, upon first obtaining the affirmative written consent or approval of the Requisite Series B Holders, alter and change the terms, designations, powers, preferences or relative, participating, optional or other special rights of the Series B Preferred Stock in any manner materially adverse to the Series B Holders. The requisite Series B Holders shall be entitled to waive, on behalf of all the Series B Holders, any terms, designations, powers, preferences or relative, participating, optional or other special rights of the Series B holders hereunder.

          (vii) REISSUANCE OF SERIES B PREFERRED STOCK. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including without limitation shares purchased, redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Utah) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; PROVIDED, HOWEVER, that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

     (d) OTHER PREFERRED STOCK. The Corporation is authorized to issue shares of one or more additional series of Preferred Stock. The Board of Directors of the Corporation, without shareholder action, may amend these Fourth Amended and Restated Articles of Incorporation to establish additional terms of such other series of Preferred Stock pursuant to and in accordance with Section 16-10a-602 of the URBCA. All amendments to these Fourth Amended and Restated Articles of Incorporation pursuant to this Section 3.3(d) shall be made subject to and in accordance with the terms of this Article III.

     (e) PAYMENT. All issued shares of the Preferred Stock shall be fully paid and nonassessable.

3.4  DEFINITIONS.

     All references herein to a Section shall refer to the Section hereof, unless otherwise specified. As used herein, the following terms shall have the following meanings:

     "AGGREGATE DISTRIBUTIONS" means the aggregate amount of (x) cash distributions actually paid (other than any payment made to the Series A Holders upon a Series A Redemption Event and/or Exchange Note Payment Event to the extent that a Series B Holder received a dividend payment relating thereto pursuant to SECTION 3.3(c)(iii)(A)), and (y) the fair market value of any assets (other than cash), in each case, actually distributed by the Corporation to its stockholders solely in respect of their shares of capital stock of the Corporation during the period commencing on September 24, 2004 through, the date of the consummation of a Liquidation Event or Qualified Public Offering, as the case may be. The Board shall in good faith calculate the fair market value of any such assets. Notwithstanding the foregoing, Aggregate Distributions shall not include (i) any accruing dividends payable on any shares of capital stock of the Corporation or interest payable on any Exchange Note until such time as such dividends or interest are actually paid in cash, (ii) any Applicable Net Proceeds or (iii) any shares of capital stock issued in connection with a Qualified Public Offering, which remain outstanding immediately after the consummation thereof.

     "APPLICABLE NET PROCEEDS" means (a) in connection with an Asset Sale or a Liquidation, the Net Asset Proceeds and (b) in connection with a Stock Sale or a Merger, the Net Stock Proceeds.

     "APPRAISER" shall have the meaning set forth in Section 3.3(c)(ii).

     "ASSET SALE" shall have the meaning set forth in the definition of "Liquidation Event".

     "BOARD" means the Board of Directors of the Corporation.

     "CHANGE OF CONTROL" means the occurrence of any of the following events:

          (a) prior to the first public offering of common stock of the Corporation, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Corporation, whether as a result of issuance of securities of the Corporation, any merger, consolidation, liquidation or dissolution of the Corporation, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (a) and clause (b) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

          (b) (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (a) above, except that for purposes of this clause (b) a person (including a Permitted Holder) shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately, only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Corporation and (ii) the Permitted Holders "beneficially own" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Corporation than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation (for the purposes of this clause (b), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (b)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

          (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors (i) selected in accordance with the Stockholders' Agreement so long as such agreement is in effect or otherwise nominated by the Permitted Holders or (ii) whose election by the Board of Directors of the Corporation or whose nomination for election by the stockholders of the Corporation was approved by a vote of at least a majority of the members of the Board of Directors of the Corporation, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved by the Board of Directors or in accordance with the Stockholders' Agreement or otherwise by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office;

          (d) the adoption of a plan relating to the liquidation or dissolution of the Corporation;

          (e)  the  merger  or  consolidation  of the  Corporation  with or into another Person or the merger of another Person with or into the Corporation, or the sale of all or substantially all the assets of the Corporation to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Corporation that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Corporation are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee; or

          (f) an Asset Sale

     "CHANGE  OF  CONTROL   OFFER"  has  the   meaning   set  forth  in  SECTION
3.3(B)(IV)(A).

     "CHANGE OF CONTROL OFFER NOTICE" has the meaning set forth in SECTION 3.3(B)(IV)(B).

     "CHANGE OF CONTROL PAYMENT DATE" means the redemption date in respect of a Change of Control Offer, which date shall be (a) if any Indebtedness that requires the Corporation to make an offer to purchase upon the occurrence of a change of control or similar event is outstanding (except to the extent the requisite holders of such Indebtedness have waived the right to such offer), the first business day following the completion of such offer in respect of such Indebtedness and (b) if no such Indebtedness is outstanding or if the requisite holders of such Indebtedness have waived the right to such offer, a business day on or prior to the date of the consummation of the Change of Control.

     "CHANGE OF CONTROL  REDEMPTION  PRICE"  shall have the meaning set forth in
SECTION 3.3(B)(IV)(A).

     "COMMISSION" means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act

     "COMMON STOCK" means the Common Stock, no par value, of the Corporation.

     "DISPUTED ITEMS" shall have the meaning set forth in Section 3.3(c)(ii).

     "EXCHANGE" has the meaning set forth in SECTION 3.3(B)(VII)(A).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor Federal statute then in force, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

     "EXCHANGE DATE" means the date, if any, on which the shares of Series A Preferred Stock are exchanged by the Corporation for Exchange Notes.

     "EXCHANGE  NOTES" mean  senior  subordinated  notes (i)  carrying an annual
interest  rate  of  14%  and  (ii)   otherwise   having  terms  and   provisions
substantially the same as the New Notes.

     "EXCHANGE NOTE PAYMENT EVENT" shall have the meaning set forth in SECTION 3.3(C)(III)(A).

     "EXCHANGE NOTICE" has the meaning set forth in SECTION 3.3(B)(VII)(B).

     "EXCHANGE INDENTURE" means an indenture, to be entered into by the Corporation at the time of the Exchange, governing the Exchange Notes and substantially the same as the New Notes Indenture (except with respect to the interest rate).

     "GAAP" means generally accepted accounting principles, consistently applied with the Corporation's 2003 consolidated financial statements.

     "INDEBTEDNESS" means:

          (a) indebtedness of the Corporation for borrowed money;

          (b) obligations of the Corporation evidenced by bonds, debentures, notes or other similar instruments;

          (c) all obligations of the Corporation in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

          (d) all obligations of the Corporation to pay the deferred and unpaid purchase price of property or services (except trade payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; and

          (e) all capitalized lease obligations.

     "INDENTURE COVENANTS" means Sections 4.06 and 4.08 under the Indenture dated May 31, 2000 for the Corporation's 13% Senior Subordinated Notes due 2010, the Indenture dated April 10, 2002 for the Corporation's 13% Senior Subordinated Notes due 2010, the Indenture dated

May 30, 2003 for the Corporation's 11?% Senior Subordinated Notes due 2009 and the Indenture dated February 17, 2004 for the Corporation's 11?% Senior Subordinated Notes due 2009.

     "JPMP" means J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership and its Affiliates.

     "JUNIOR SECURITY" means any share or other unit of any class or series of equity securities of the Corporation now existing or hereinafter created, including, without limitation, the Common Stock and any other class or series of Preferred Stock but not including the Series A Preferred Stock or Series B Preferred Stock or any class or series of equity securities of the Corporation created in accordance with these Amended and Restated Articles and ranking PARI PASSU with or senior to the Series A Preferred Stock with respect to dividend rights and/or rights on Liquidation or a Change of Control.

     "LIQUIDATION" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any merger reincorporation of the Corporation in another jurisdiction. The merger or consolidation of the Corporation into or with, or the consummation by the Corporation of a compulsory share exchange under Part 11 of the URBCA with, any other corporation or other entity or the merger or consolidation of any other corporation or other entity into or with the Corporation shall not be deemed a Liquidation within the meaning of this definition.

     "LIQUIDATION EVENT" means any of (i) the consummation of the transfer (including in one or a series of related transactions) of all or substantially all of the Corporation's consolidated assets to a person or a group of persons acting in concert (other than to a Subsidiary of the Corporation, JPMP or any of their respective affiliates) (an "ASSET SALE"); (ii) the sale or transfer (including in one or a series of related transactions) of a majority of the outstanding Common Stock (assuming conversion of all then outstanding capital stock which is directly or indirectly convertible into Common Stock) to one person or a group of persons acting in concert (other than to JPMP or any of its affiliates) (a "STOCK SALE"); (iii) the merger (other than a reincorporation merger) or consolidation of the Corporation with or into another person (other than to JPMP or any of its affiliates) (a "MERGER"), or (iv) the consummation of a Liquidation; PROVIDED, that, in the case of clauses (ii) and (iii) above, a Liquidation Event shall only occur under circumstances in which the holders of a majority of the voting power of the outstanding Common Stock immediately prior to such transaction own, directly or indirectly, less than a majority in voting power of the outstanding Common Stock or other voting securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. Notwithstanding the foregoing, a Qualified Public Offering shall not be a Liquidation Event.

     "MAKE WHOLE REDEMPTION PRICE" means the present value of an amount equal to the Optional Redemption Price that would apply on the third anniversary of the Original Issuance Date (assuming that all dividends from the date of calculation of the Make Whole Redemption Price were to accumulate through the Series A Dividend Date immediately preceding such third anniversary and dividends would accrue and be unpaid thereafter), discounted from such third anniversary to the Optional Redemption Date at a discount rate equal to (i) the Treasury Rate plus (ii) one hundred (100) basis points.

     "MANDATORY REDEMPTION DATE" means the first to occur of: (i) June 1, 2011; or (ii) the one year anniversary of the final maturity date of the New Notes.

     "MANDATORY   REDEMPTION  PRICE"  has  the  meaning  set  forth  in  SECTION
3.3(B)(III).

     "MERGER" shall have the meaning set forth in the definition of "Liquidation Event".

     "NET ASSET PROCEEDS" means the aggregate net proceeds payable to the stockholders of the Corporation (solely in respect of their shares of capital stock of the Corporation) assuming a dissolution of the Corporation immediately following a Liquidation Event resulting from an Asset Sale or Liquidation, after the repayment and prepayment of all Series B Indebtedness of the Corporation and its Subsidiaries (including premium, interest and fees in respect thereof), all corporate taxes and similar fees and charges, all transaction fees and expenses (including but not limited to accounting, legal and investment banking fees) and all costs and expenses incurred upon such Liquidation Event.

     "NET PROCEEDS" means the sum of (x) Aggregate Distributions plus (y) Applicable Net Proceeds. Any Net Proceeds which are deposited into an escrow account (whether such escrow account is established by the Corporation or any purchaser, acquiror or other similar party in connection with a Liquidation Event) or subject to being held-back by the purchaser for distribution upon the occurrence or satisfaction of any event shall not be included in calculating "Net Proceeds" until such time as such amounts are released to the stockholders of the Corporation.

     "NET STOCK PROCEEDS" means the sum of (x) the fair market value as of the date of determination of the aggregate consideration (whether cash, notes stock or other securities) actually received by the stockholders of the Corporation (solely in respect of their shares of capital stock of the Corporation) upon a Liquidation Event resulting from a Stock Sale or Merger MINUS all transaction fees and expenses (including but not limited to accounting, legal and investment banking fees) and all cost and expenses incurred by the stockholders of the Corporation, upon such Stock Sale or Merger plus (y) the fair market value as of the date of determination of all the capital stock of the Corporation (based on the value attributed to such capital stock in connection with such Liquidation Event) not transferred, if any, by the stockholders of the Corporation in connection with such Liquidation Event. For the purpose of calculating the fair market value of any publicly traded equity securities issued in consideration of the capital stock transferred by the stockholders of the Corporation in connection with such Liquidation Event, the fair market value of such securities shall equal the average closing trading price of such securities over the thirty-day period prior to the date of such Liquidation Event.

     "NEW NOTES" means the 13% Senior Subordinated Notes due 2010 issued under the New Notes Indenture.

     "NEW NOTES INDENTURE" means the Indenture dated as of May 31, 2000, among the Corporation, as Issuer, the Guarantors party thereto and The Bank of New York, as Trustee.

     "OPTIONAL REDEMPTION DATE" means a date on which shares of Series A Preferred Stock are to be redeemed pursuant to SECTION 3.3(B)(V).

     "OPTIONAL REDEMPTION PRICE" has the meaning set forth in SECTION 3.3(B)(V).

     "ORIGINAL COST" means $1,000 per share of Series A Preferred Stock.

     "ORIGINAL ISSUANCE DATE" means the date of original issuance of the first share of Series A Preferred Stock.

     "PERMITTED HOLDERS" means each of (i) JPMP and its Affiliates, (ii) The Christena Karen H. Durham Trust, (iii) each of Richard P. Durham, Jack E. Knott, Scott K. Sorensen and Ronald G. Moffitt and their Related Parties and (iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Corporation's capital stock.

     "PERSON" shall be construed as broadly as possible and shall include, without limitation, an individual, a partnership (including a limited liability partnership), an investment fund, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "PURCHASE AGREEMENT" means the Securities Purchase Agreement dated on or about May 31, 2000, among the Corporation and the Purchasers named therein providing for, among other things, the issuance of shares of Series A Preferred Stock.

     "QUALIFIED PUBLIC OFFERING" shall mean the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of capital stock of the Corporation to the public resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than one hundred million dollars ($100 million).

     "RELATED PARTIES" means with respect to a Person (a) that is a natural person (1) any spouse, parent or lineal descendant of such Person or (2) the estate of such Person during any period in which such estate holds capital stock of the Corporation for the benefit of any person referred to in clause (a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

     "REQUISITE SERIES A HOLDERS" means, as of any date of determination, the Series A Holders holding not less than sixty percent (60%) of the then outstanding shares of Series A Preferred Stock.

     "REQUISITE SERIES B HOLDERS" means, as of any date of determination, the Series B Holders holding not less than fifty one percent (51%) of the then outstanding shares of Series B Preferred Stock.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

     "SENIOR FACILITY" means the Credit Agreement dated as of February 17, 2004, among the Corporation, Uniplast Industries Co., the subsidiary borrowers party thereto, the lenders party thereto, Credit Suisse First Boston, as Administrative Agent and Documentation Agent, General Electric Capital
Corporation, as successor Collateral Agent, and JPMorgan Chase Bank, as Syndication Agent, as may be amended, modified, supplemented, renewed, refunded, replaced, restated or refinanced (in whole or in party) from time to time.

     "SERIES A DIVIDEND DATE" shall mean each March 31, June 30, September 30 and December 31.

     "SERIES A DIVIDEND PERIOD" shall mean the period commencing on the day after any Series A Dividend Date and ending on and including the next Series A Dividend Date; PROVIDED, that for any share of Series A Preferred Stock issued on a date other than a Series A Dividend Date, the first Series A Dividend Period for such share shall commence on the date of issuance of such share.

     "SERIES A DIVIDEND RATE" means 14% per annum (calculated on the basis of a year of 360 days consisting of 12 30-day months); PROVIDED, HOWEVER that the Series A Dividend Rate shall be increased to 16% from time to time to the extent provided in SECTION 3.3(B)(VIII).

     "SERIES A HOLDERS" means, at any time of determination, the holders of record of the outstanding shares of Series A Preferred Stock.

     "SERIES A LIQUIDATION AMOUNT" means, as to each share of Series A Preferred Stock, as of any date of determination, the Original Cost (pro rated for fractional shares of Series A Preferred Stock), plus all accrued and unpaid dividends added to the Series A Liquidation Amount of such share in accordance with SECTION 3.3(B)(I)(A).

     "SERIES A PREFERRED STOCK" shall have the meaning set forth in SECTION 3.3(B).

     "SERIES A RECORD DATE" shall have the meaning set forth in SECTION 3.3(B)(I)(C).

     "SERIES A REDEMPTION EVENT" shall have the meaning set forth in Section 3.3(C)(III)(A).

     "SERIES B HOLDERS" means, at any time of determination, the holders of record of the outstanding shares of Series B Preferred Stock.

     "SERIES B INDEBTEDNESS" means as of any date of determination, the aggregate amount (including the current portions thereof), without duplication, of all of the Company's and its Subsidiaries (a) indebtedness for money borrowed from others and purchase money indebtedness; (b) obligations relating to or arising under hedging contracts, interest note protection contracts or similar contracts, if any; (c) obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of the Company and its Subsidiaries as of such date computed in accordance with GAAP; (d) to the extent not included under clauses (a) through (c) above, any Indebtedness (including commitments in respect thereof) under the Senior Facility; and (e) interest expense accrued and but unpaid on, or relating to, any of the items specified in clauses (a) through (d hereof, as applicable.

     "SERIES B LIQUIDATION MULTIPLE" means, with respect to each share of Series B Preferred Stock, .000104166.

     "SERIES B MANDATORY REDEMPTION" shall have the meaning set forth in SECTION 3.3(C)(I).

     "SERIES B  MANDATORY  REDEMPTION  DATE" shall have the meaning set forth in
SECTION 3.3(C)(I).

     "SERIES B MANDATORY  REDEMPTION NOTICE" shall have the meaning set forth in
SECTION 3.3(C)(II).

     "SERIES B MANDATORY  REDEMPTION  PRICE" shall have the meaning set forth in
SECTION 3.3(C)(I).

     "SERIES B PREFERRED STOCK" shall have the meaning set forth in SECTION 3.3(C).

     "SIGNIFICANT SUBSIDIARY" has the meaning given to such term in Section 1.02(w) of Regulation S-X, as in effect from time to time, under the Securities Act and the Exchange Act.

     "STOCK SALE" shall have the meaning set forth in the definition of "Liquidation Event".

     "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement dated on or about May 31, 2000, among the Corporation and the stockholders and other securityholders of the Corporation party thereto.

     "TREASURY RATE" means the rate borne by direct obligations of the United States maturing on the third anniversary of the Original Issuance Date or, if there are not such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the third anniversary of the Original Issuance Date, in each case as published by the Board of Governors of the Federal Reserve System.

     "VOTING STOCK" of a Person means all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                                   ARTICLE IV

                         OFFICER AND DIRECTOR LIABILITY

     (a) Except as otherwise required by Utah law, the Corporation shall indemnify and advance expenses to its directors and officers and to any person who is or was serving at the Corporation's request as a director or officer of another domestic or foreign corporation (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

     (b) The personal liability of the directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

     (c) Any repeal or modification of this Article IV shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.